UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

LITHIUM EXPLORATION GROUP, INC.
(Exact name of registrant as specified in its charter)

Nevada	06-1781911
(State or other jurisdiction of incorporation or	(I.R.S. Employer Identification No.)
organization)

3200 N. Hayden Road, Suite 235, Scottsdale, Arizona               85251
(Address of Principal Executive Offices and Zip Code)

2013 Stock Plan
(Full title of the plan)

Alexander Walsh, President and Principal Executive Officer
Lithium Exploration Group, Inc.
3200 N. Hayden Road
Suite 235
Scottsdale, Arizona 85251
(Name and address of agent for service)

(480) 641-4790
(Telephone number, including area code, of agent for service)

Copies of all communications, including all communications sent to the agent for service, should be sent to:

William L. Macdonald
Macdonald Tuskey Corporate & Securities Lawyers
Suite 400 - 570 Granville Street
Vancouver, BC
V6C 3P1 CANADA
Telephone: (604) 689-1022
Facsimile: (604) 681-4760

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer”, “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act

Large accelerated filer [ ]	Accelerated filer [ ]

Non-accelerated filer [ ]	(Do not check if a smaller reporting company)	Smaller reporting company [X]

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share(1)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock(2) (3)	3,800,000	$0.245	$931,000	$126.99
Common Stock(4)	173,612	$0.245	$42,534.94	$5.80
Total	3,973,612		$973,534.94	$132.79

(1) The price is estimated in accordance with Rule 457(h)(1) under the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee. Our estimate is based on the average of the high and low prices for our common stock as reported on the National Association of Securities Dealers Inc.’s OTC Bulletin Board on January 25, 2013.

(2) An indeterminate number of additional shares of common stock shall be issuable pursuant to Rule 416 to prevent dilution resulting from stock splits, stock dividends or similar transactions and in such an event the number of shares registered shall automatically be increased to cover the additional shares in accordance with Rule 416 under the Securities Act.

(3) We are registering up to 3,800,000 shares of our common stock issued or to be issued pursuant to our 2013 Stock Plan or pursuant to the exercise of stock options issued or to be issued under our 2013 Stock Plan. Our 2013 Stock Plan authorizes the issuance of a maximum of 3,800,000 shares of our common stock to eligible employees, directors, officers, advisors and consultants of our company or any of our subsidiaries. All of the shares issuable under the 2013 Stock Plan are being registered under this registration statement on Form S-8.

(4) We are registering 173,612 shares of our common stock previously issued in consideration for services rendered to the company pursuant to a contract with a consultant of the company.

EXPLANATORY NOTE

We prepared this registration statement and reoffer prospectus n accordance with the requirements of Form S-8 under the Securities Act of 1933, to register an aggregate of 3,973,612 shares of our common stock, 3,800,000 of which may be issued pursuant to the 2013 Stock Plan, and the reoffer of 173,612 of which have been previously issued in consideration of consulting services provided to the company.

The purpose of the 2013 Stock Plan is to reward employees, directors, officers, advisors and consultants for their contributions toward the long term goals of our company and to enable and encourage such employees, directors, officers, advisors and consultants to acquire shares as long term investments.

Under cover of this registration statement on Form S-8 is our reoffer prospectus prepared in accordance with Part I of Form S-3 under the Securities Act of 1933. Our reoffer prospectus has been prepared pursuant to Instruction C of Form S-8, in accordance with the requirements of Part I of Form S-3, and may be used for reofferings and resales on a continuous or delayed basis in the future of up to an aggregate of 173,612 “control securities” and/or “restricted securities” which have been issued in consideration of consulting services rendered to the company.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information

We will send or make available the documents containing the information specified in Part I of Form S-8 to individuals who participate in our 2013 Stock Plan.

This registration statement and reoffer prospectus relates to a maximum of an aggregate of 3,973,612 common shares in the capital stock of Lithium Exploration Group, Inc., 3,800,000 of which may be issued pursuant to the 2013 Stock Plan, and 173,612 of which have been previously issued in consideration of consulting services provided to the company.

Item 2. Registrant Information and Employee Plan Annual Information

We will provide, without charge, to each person to whom a copy of the Section 10(a) prospectus is delivered, upon oral or written request, a copy of any or all documents incorporated by reference in Item 3 of Part II of this registration statement (which documents are incorporated by reference in the Section 10(a) prospectus). Requests should be directed to Alexander Walsh, President and Chief Executive Officer, Lithium Exploration Group, Inc., 3200 N. Hayden Road, Suite 235, Scottsdale, Arizona 85251. Our telephone number is (480-641-4790).

REOFFER PROSPECTUS

The date of this prospectus is January 21, 2013

Lithium Exploration Group, Inc.
3200 N. Hayden Road, Suite 235,
Scottsdale, Arizona 85251

173,612 Shares of Common Stock

This reoffer prospectus relates to a maximum of 173,612 shares of our common stock which may be offered and resold from time to time by the selling security holders identified in this reoffer prospectus. We anticipate that the selling security holders will offer shares for sale at prevailing prices on the OTC Bulletin Board on the date of sale. We will not receive any part of the proceeds from sales made under this reoffer prospectus, although we will receive the exercise price at the time of the exercise of any options by the selling security holders. The selling security holders will bear all sales commissions and similar expenses. We will, however, pay all of the costs associated with the filing of this registration statement.

The selling security holders and any brokers selling orders on their behalf may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended, in which event commissions received by such brokers may be deemed to be underwriting commissions under the Securities Act of 1933.

Our shares of common stock are quoted on the OTC Bulletin Board under the trading symbol “LTUM”. On January 18, 2013, the last reported closing price for our common stock was $0.25 on the OTC Bulletin Board.

Our principal executive offices are located at Lithium Exploration Group, Inc., 3200 N. Hayden Road, Suite 235, Scottsdale, Arizona 85251. Our telephone number is 480-641-4790.

The shares of common stock offered pursuant to this registration statement involve a high degree of risk. For more information, please see the section of this Reoffer Prospectus titled “Risk Factors” beginning on page 7.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENCE.

PROSPECTUS SUMMARY

The following summary is qualified in its entirety by the more detailed information appearing elsewhere in this reoffer prospectus. Consequently, this summary does not contain all of the information that you should consider before investing in our common stock. You should carefully read the entire reoffer prospectus, including the "Risk Factors" section appearing at page 10, and the documents and information incorporated by reference into this reoffer prospectus.

This reoffer prospectus relates to a maximum of 173,612 shares of our common stock which may be offered and resold from time to time by the selling security holders identified in this reoffer prospectus. It is anticipated that the selling security holders will offer shares for sale at prevailing prices on the OTC Bulletin Board on the date of sale. We will not receive any proceeds from the sales of common stock by the selling security holders under this reoffer prospectus, although we will receive the exercise price at the time of the exercise of any options by the selling security holders. The selling security holders will pay for the cost of all sales commissions and similar expenses. We will pay for all of the costs associated with the filing of this registration statement.

A Brief History of our Company

Corporate History

We were incorporated on May 31, 2006 in the State of Nevada under the name “Mariposa Resources, Ltd.” Effective November 30, 2010, we changed our name to “Lithium Exploration Group, Inc.,” by way of a merger with our wholly-owned subsidiary Lithium Exploration Group, Inc., which was formed solely for the change of name.

Our executive offices are located at 3200 N. Hayden Road, Suite 235, Scottsdale, Arizona 85251, and our telephone number is (480) 641-4790.

We have one wholly-owned subsidiary, 1617437 Alberta Ltd., an Alberta, Canada corporation. Other than as set out herein, we have not been involved in any bankruptcy, receivership or similar proceedings, nor have we been a party to any material reclassification, merger, consolidation or purchase or sale of a significant amount of assets not in the ordinary course of our business.

Our Current Business

We are an exploration-stage company that engages principally in the acquisition, exploration, and development of resource properties. Prior to June 25, 2009, we had the right to conduct exploration work on 20 mineral mining claims in Esmeralda County, Nevada. On July 31, 2009, we acquired an option to enter into a joint venture for the management and ownership of the Jack Creek Project, a mining project located in Elko County, Nevada. On September 25, 2009, the joint venture was terminated and we entered into an agreement with Beeston Enterprises Ltd., under which our company was granted an option to acquire an undivided 50% interest in eight mineral claims located in the Clinton Mining District of British Columbia, Canada. On February 14, 2011, we sent notice to Beeston to terminate the option agreement.

On December 16, 2010, we entered into an assignment agreement to acquire an undivided 100% right, title and interest in and to certain mineral permits located in the province of Alberta, Canada. To date, our activities have been limited to our formation, the raising of equity capital and our mining exploration work program.

On January 18, 2011, we entered into a purchase option agreement with Salta Water Co. and we acquired a 60% interest on the Salta Aqua claims in Salta Province, Argentina. We had a further option to acquire the remaining 40% interest from Salta Water. On February 1, 2011, we issued 250,000 common shares at a deemed price of $0.10 per share for mining expenses relating to the Salta Aqua Claims. The price of the issued shares was based on the market price of the shares on January 31, 2011.

On January 18, 2012, we elected not to pursue our option to purchase the property at our Salta Project in Argentina. The decision was made after reviewing the geological findings, evaluating both the short and long-term financial commitments of the option agreement, considering the recent political unrest in Argentina, and, most importantly, the decision to focus our company’s attention on our Valleyview Project in Alberta, Canada.

On March 17, 2011, we entered into a letter agreement between our company and Glottech-USA, LLC, for an acquisition of one initial unit of certain proprietary and patented mechanical ultrasound technology for use in the water treatment in regards to our lithium operations in Alberta, Canada. Our officer and director, Alexander Walsh, met the principals of Glottech-USA in 2009 in the course of operating his consulting company, AW Enterprises LLC.

On November 8, 2011, we entered into a letter agreement with Glottech-USA. Pursuant to the terms of the agreement of November 8, 2011, we were granted an exclusive license to use and distribute the technology within the Swan Hills region of Alberta as well as a non-exclusive right to distribute the technology within Canada.

We previously made the following payments in association with the production of a working unit of Glottech-USA’s technology:

A.	$25,000 on March 21, 2011 in consideration for entering into the letter agreement dated March 17, 2011;

B.	$75,000 on May 27, 2011; and

C.	$700,000 on May 27, 2011.

As part of the November 8, 2011 agreement, our officer and director, Alexander Walsh, agreed to provide Glottech-USA with the option, for a period of 12 months from delivery of the first unit, to acquire 2,000,000 shares of our common stock currently held by him, for a total price of $1.00. Additionally, if, for any reason, Mr. Walsh failed to deliver the 2,000,000 shares of our common stock to Glottech-USA, we agreed to issue the shares from treasury.

On October 1, 2012, we entered into a license agreement and a sales agency agreement with GD Glottech regarding Glottech’s proprietary and patented mechanical ultrasound technology for use in water purification in the process of separation of salt and other minerals from lithium bearing brine produced from oil and gas operations.

Pursuant to the sales agency agreement we have been appointed as sales agent for the patented mechanical ultrasound technology within Canada. Our appointment will be exclusive within the field of non petro-chemical mining and non-exclusive in all other fields of use. In consideration of the sales agency rights, we have agreed to issue to GD Glottech 2,000,000 common shares in our capital stock, which obligation has been satisfied through the transfer to GD Glottech of 2,000,000 shares held by our officer and director, Alexander Walsh. It was the explicit intention of the parties that this share transfer fulfills the prior obligations of Alexander Walsh and Lithium Exploration Group with respect to the option contemplated in the March and November 2011 agreements with Glottech-USA. We will receive a royalty in respect of sales of the technology secured by us. The term of the initial agreement will be for 5 years with the possibility of extension if sales targets are achieved.

Pursuant to the license agreement, we have obtained the exclusive right to use the mechanical ultrasound technology within the field of non-petro-chemical mining within the territory of Canada. We may also sublicense our rights under the license in respect of one or more units of the technology to any entity operating within the field of use in which we own or beneficially own at least a 20% equity interest. Glottech has agreed to supply us with up to 5 technology units per 12-month period from the effective date of the license term, which will start from the month of delivery of the unit of the technology. The first unit of the technology provided under the license will be provided at no additional cost to us and subsequent units shall be subject to a fee based on the then current retail price of the units. If we sublicense any of our rights, the term of the applicable license will be for 5 years from the date the applicable unit is delivered. Pursuant to the license agreement, Glottech shall provide ongoing technical assistance and training in respect of our use of the technology at our cost.

In consideration of the license, we will pay to Glottech a royalty based on the tonnage of water produced by our use of the technology in accordance with the agreement. A minimum annual royalty will be applicable. The term of the license agreement shall be for an initial period of 5 years and shall be renewable for additional terms of 5 years provided that we satisfy the minimum royalty requirements during each period.

GD Glottech’s technology is designed to separate suspended solids from water (brine), which is one step in the process that we are taking to produce commercially viable minerals. The technology produces extremely high temperatures, which destroy organic substances such as bacteria and other toxic agents. We believe that GD Glottech's technology can provide lower costs of operation as well as reduced time for site clean-up than traditional methods of water treatment. We anticipate using this application to extract dissolved solids like lithium, potassium, and magnesium from oil field brine. The disposal of produced water (brine) from oil and gas production in Alberta is a significant environmental issue for the province and presents a considerable economic issue for producers. We intend to use the technology on our Valleyview Property in Alberta, in cooperation with oil and gas producers, to treat and dispose of their produced water while monetizing the minerals that are contained within that produced water stream that is being brought to the surface during the oil and gas production process. As we own the MAIM (Metals and Industrial Minerals) claims to the minerals on the Valleyview Property, the minerals contained in their produced water stream fall under our rights. While we have had discussions with oil and gas consultants and oil operators regarding their difficulties in treating the brine at some of their fields, we have no formal agreements in place.

The technical process is based on the use of mechanical ultrasound generated through the production of a series of cavitations. Mechanical ultrasound is a machine-produced sound of a frequency above the upper limit of the normal range of human hearing. Cavitations are the rapid formation and collapse of bubbles in liquids, caused by the movement of something such as a propeller or by waves of high-frequency sound. The production of mechanical ultrasound allows GD Glottech’s technology to distill the fluid stock. Using mechanical ultrasound for distillation has been attempted before, but the external energy requirement needed to produce the mechanical ultrasound was far too expensive to make it commercially viable. GD Glottech’s technology uses the energy released during the cavitations in order to make it commercially viable from an economic perspective. During these cavitations, a millisecond of energy is released. During this release, temperatures can reach 5000 degrees Centigrade. As this is a pilot unit, no other units are currently in production.

On June 12, 2012, we filed suit against Glottech-USA in the Court of Common Pleas of Chester County, Pennsylvania, alleging that Glottech-USA misused our funds and was in breach of our agreements that called for Glottech-USA to deliver one initial unit of the mechanical ultrasound technology. We further alleged that Glottech-USA was financially insolvent and unable to fulfill its promises to us.

Effective August 14, 2012, we entered into an option agreement with GD Glottech-International, Ltd. (“GD Glottech”, to protect our license and distribution rights in the event that Glottech-USA became unable to perform and honor its obligations to us.

Pursuant to the terms of the option agreement, we were required to provide an initial amount of $150,000 to be held in escrow for the option to obtain a license on the patent rights, as set forth in the option agreement. On September 1, 2012 Glottech-USA’s license to the technology expired and on the same day we exercised this option agreement on September 1, 2012 and released the funds to GD Glottech.

On October 19, 2012, GD Glottech moved to intervene as an interested party in the litigation pending against Glottech-USA. GD Glottech cited its role as owner of the patents as a basis for intervening in the litigation against Glottech-USA. We believe GD Glottech’s entry into the litigation against Glottech-USA is favorable to our cause in the litigation.

On October 22, 2012 the Court of Common Pleas in Chester County, Pennsylvania, granted our motion to amend our complaint against Glottech-USA to add claims for fraud and damages reflective of the malfeasance which we allege against Glottech-USA and its officers.

Given pending litigation against Glottech USA, and the uncertainties naturally inherent of any litigation (particularly as to outcome and timing thereof), we have moved to assure continuity of our licensing rights through entering into, and exercising, this option to contract directly with the technology inventor and patents owner, GD Glottech. Thus, regardless of the outcome of the litigation, or indeed any action or inaction of Glottech USA, our interest in the technology is assured.

On June 29, 2011, we entered into a securities purchase agreement with Hagen Investments Ltd. Pursuant to the terms of the agreement, Hagen acquired convertible debentures with an aggregate total of $1,500,000. $1,000,000 was paid on June 29, 2011 and $500,000 was paid on July 12, 2011. The initial debenture for $1,000,000 is due on December 28, 2012. The release of the full $1,500,000 to us is governed by the terms of an escrow agreement entered into on the same day. The debenture initially carries an interest rate of 12% per annum and is convertible at $0.83 per share subject to various prescribed conditions. Along with the debentures, we have issued warrants to acquire a total of 1,204,819 shares of our common stock for a period of 5 years at a price of $0.913. The warrants also include cashless exercise provisions in the event that the registration statement is not effective. On November 22, 2011, we issued 2,000,000 shares of our common stock, at $0.2925 per share, upon receiving a notice of conversion from Hagen converting $585,000 of a total $1,000,000 debt owed, pursuant to the securities purchase agreement entered into on June 29, 2011. On September 30, 2012 the principal balance of debt remaining to Hagen was $100,000 plus interest accruing at a rate of 12% per annum from July 12, 2011.

Pursuant to a registration rights agreement entered into with Hagen on the same day, we were required to file a registration statement for the shares underlying the convertible debentures, as well as the warrants, within 30 days of the closing of the initial $1,000,000 and ensure that the registration statement is declared effective by the Securities and Exchange Commission within 120 days of the closing. The registration was made effective on February 29, 2012, but because effectiveness was granted following 120 days from closing of the registration rights agreement, we will incur a 10% penalty on all convertible debentures registered pursuant to the agreement. Accordingly, whereas the conversion price of the debentures was previously the lesser of (i) 65% of the lowest reported sale price of our common stock for the 20 trading days immediately prior to the conversion date, or (ii) $0.83, the discounted conversion price will be the lesser of (i) 55% of the lowest reported sale price of our common stock for the 20 trading days immediately prior to the conversion date, or (ii) $0.83.

Also on June 29, 2011, our officer and director, Alexander Walsh, entered into a guaranty and pledge agreement whereby he pledged 25,000,000 shares of our common stock currently held by him, as collateral and guaranty for our obligations under the securities purchase agreement and the debentures.

On March 28, 2012, we entered into a securities purchase agreement with Hagen. Pursuant to the terms of the agreement, within 45 days Hagen will acquire convertible debentures with an aggregate total of $1,680,000, at an original issuance discount of $180,000, resulting in $1,500,000 net proceeds to us.

The debentures will be due within 12 months of receipt of funds, will carry no interest, and will be convertible at $0.45 per share subject to various prescribed conditions. Along with the debentures, we will issue warrants to acquire a total of 3,333,333 shares of our common stock for a period of 5 years at a price of $0.69. The warrants will also include cashless exercise provisions.

On May 15, 2012, we entered into an amendment to the securities purchase agreement to adjust the exercise price of the warrant to be issued in conjunction with the closing of the securities purchase agreement from $0.69 per share to $0.45 per share.

Also on May 15, 2012, we received $1,500,000 from Hagen and closed the securities purchase agreement. In conjunction with this closing we issued the convertible debenture in the amount of $1,680,000. The debenture is due on May 15, 2013, carries no interest, and is convertible at the lower of $0.45 per share or 65% of the lowest reported price of our common stock over the 20 trading days immediately prior to the date of conversion. Additionally, we issued Hagen a warrant to acquire 3,333,333 shares of our common stock for a period of 5 years at an exercise price of $0.45 per share.

On June 12, 2012, we filed a complaint with the court of common pleas of Chester County, Pennsylvania against Glottech-USA, LLC, Eldredge, Inc., and the Eldredge Companies, Inc. The complaint seeks an order of the court granting possession of the unit, in its current state, to our company. As the unit is currently located on the property of Eldredge, Inc., and the Eldredge Companies, Inc., these companies were included as defendants in the complaint.

On September 17, 2012, we entered into an agreement to modify the securities purchase agreements, we originally entered into with Hagen, dated June 29, 2011 and March 28, 2012, whereby Hagen acquired warrants and convertible debentures to purchase shares of our common stock. The parties have agreed to reduce the exercise price of the warrant and to reduce the conversion price of the debenture from the prices set forth in the original securities purchase agreements.

The pricing mechanisms of the warrant and the convertible debenture in the original securities purchase agreements have been amended such that the exercise price per share of the common stock under the warrant shall be $0.20, subject to adjustment, and the conversion price of the debenture shall be the lesser of (i) 65% of the lowest reported sale price of the common stock for the 20 trading days immediately prior to the conversion date, or (ii) $0.20.

Excluding the modifications to the exercise price of the warrant and to reduce the conversion price of the debenture, the original securities purchase agreements, dated June 29, 2011 and March 28, 2012, will remain un-amended and in full force and effect.

On October 24, 2012, we issued to Alexander Walsh, our president and director, 20,000,000 Series A Convertible Preferred shares in consideration of the cancellation and return to treasury of 20,000,000 common shares owned by Mr. Walsh. The Series A Convertible Preferred Shares have a par value of $0.001 per share and are convertible on a one for one basis into shares of common stock subject to a one year hold period expiring on October 24, 2013. There are no other preferential rights attached to the Series A Convertible Preferred Shares. The securities were issued in reliance on Section 4(2) of the Securities Act of 1933.

RISK FACTORS

FORWARD-LOOKING STATEMENTS

This Registration Statement contains forward-looking statements. Forward-looking statements are statements which relate to future events or our future performance, including our future financial performance. In some cases, you can identify forward-looking statements by terminology such as “may”, “should”, “expects”, “plans”, “anticipates”, “believes”, “estimates”, “predicts”, or “potential” or the negative of these terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including the risks enumerated in this section entitled “Risk Factors”, that may cause our company’s or our industry’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements.

While these forward-looking statements, and any assumptions upon which they are based, are made in good faith and reflect our current judgment regarding the direction of our business, actual results will almost always vary, sometimes materially, from any estimates, predictions, projections, assumptions or other future performance suggested in this Registration Statement. Except as required by applicable law, including the securities laws of the United States, we do not intend to update any of the forward-looking statements to conform these statements to actual results.

As used in this prospectus, the terms “we”, “us”, “our”, and “Lithium Exploration Group” mean Lithium Exploration Group, Inc., a Nevada corporation, unless otherwise indicated.

GENERAL STATEMENT ABOUT RISKS

An investment in our common stock involves a number of very significant risks. You should carefully consider the following risks and uncertainties in addition to other information in this prospectus in evaluating our company and our business before purchasing shares of our company’s common stock. Our business, operating results and financial condition could be seriously harmed due to any of the following risks. The risks described below are not the only ones facing our company. Additional risks not presently known to us may also impair our business operations. You could lose all or part of your investment due to any of these risks.

Risks Related to Our Business

We have a limited operating history and as a result there is no assurance we can operate on a profitable basis.

We have a limited operating history. Our company's operations will be subject to all the uncertainties arising from the absence of a significant operating history. Potential investors should be aware of the difficulties normally encountered by resource exploration companies and the high rate of failure of such enterprises. The likelihood of success must be considered in light of the problems, expenses, difficulties, complications and delays encountered in connection with the exploration of the properties that we plan to undertake. These potential problems include, but are not limited to, unanticipated problems relating to exploration, and additional costs and expenses that may exceed current estimates. The expenditures to be made by us in the exploration of our properties may not result in the discovery of reserves. Problems such as unusual or unexpected formations of rock or land and other conditions are involved in resource exploration and often result in unsuccessful exploration efforts. If the results of our exploration do not reveal viable commercial reserves, we may decide to abandon our claims and acquire new claims for new exploration or cease operations. The acquisition of additional claims will be dependent upon us possessing capital resources at the time in order to purchase such claims. If no funding is available, we may be forced to abandon our operations. There can be no assurance that we will be able to operate on a profitable basis.

If we do not obtain additional financing, our business will fail and our investors could lose their investment.

We had cash and cash equivalents in the amount of $681,819 and working capital deficiency of $3,644,535 as of the period ended September 30, 2012. We currently do not generate any revenues from our operations. Any direct acquisition of a claim under lease or option is subject to our ability to obtain the financing necessary for us to fund and carry out exploration programs on potential properties. The requirements are substantial. Obtaining additional financing would be subject to a number of factors, including market prices for resources, investor acceptance of our properties and investor sentiment. These factors may negatively affect the timing, amount, terms or conditions of any additional financing available to us. The most likely source of future funds presently available to us is through the sale of equity capital and loans. Any sale of share capital will result in dilution to existing shareholders.

Because of the speculative nature of exploration of mineral properties, we may never discover a commercially exploitable quantity of minerals, our business may fail and investors may lose their entire investment.

We are in the very early exploration stage and cannot guarantee that our exploration work will be successful, or that any minerals will be found, or that any production of minerals will be realized. The search for valuable minerals as a business is extremely risky. Substantial investment will be required to move the company toward the production of minerals. This may require bringing in a partner to make the necessary investment, but there are no plans at this time for any form of partnership or merger. We can provide investors with no assurance that exploration on our properties will establish that commercially exploitable reserves of minerals exist on our property. Additional potential problems that may prevent us from discovering any reserves of minerals on our property include, but are not limited to, unanticipated problems relating to exploration and additional costs and expenses that may exceed current estimates. If we are unable to establish the presence of commercially exploitable reserves of minerals on our property, our ability to fund future exploration activities will be impeded, we will not be able to operate profitably and investors may lose all of their investment in our company.

We have no known mineral reserves and we may not find any lithium and, even if we find lithium, it may not be in economic quantities. If we fail to find any lithium or if we are unable to find lithium in economic quantities, we will have to suspend operations.

We have no known mineral reserves. Additionally, even if we find lithium in sufficient quantity to warrant recovery, it ultimately may not be recoverable. Finally, even if any lithium is recoverable, we do not know that this can be done at a profit. Failure to locate lithium in economically recoverable quantities will cause us to suspend operations.

Supplies needed for exploration may not always be available. If we are unable to secure exploration supplies we may have to delay our anticipated business operations.

Competition and unforeseen limited sources of supplies needed for our proposed exploration work could result in occasional spot shortages of supplies of certain products, equipment or materials. There is no guarantee we will be able to obtain certain products, equipment and/or materials as and when needed, without interruption, or on favorable terms. Such delays could affect our anticipated business operations and increase our expenses.

Because of the unique difficulties and uncertainties inherent in mineral exploration ventures, we face a high risk of business failure.

Potential investors should be aware of the difficulties normally encountered by new mineral exploration companies and the high rate of failure of such enterprises. The likelihood of success must be considered in light of the problems, expenses, difficulties, complications and delays encountered in connection with the exploration of the mineral properties that we plan to undertake. These potential problems include, but are not limited to, unanticipated problems relating to exploration, and additional costs and expenses that may exceed current estimates. The expenditures to be made by us in the exploration of the mineral claim may not result in the discovery of mineral deposits. Problems such as unusual or unexpected formations and other conditions are involved in mineral exploration and often result in unsuccessful exploration efforts. If the results of our exploration do not reveal viable commercial mineralization, we may decide to abandon our claims. If this happens, our business will likely fail.

The marketability of natural resources will be affected by numerous factors beyond our control, which may result in us not receiving an adequate return on invested capital to be profitable or viable.

The marketability of natural resources, which may be acquired or discovered by us, will be affected by numerous factors beyond our control. These factors include market fluctuations in lithium pricing and demand, the proximity and capacity of natural resource markets and processing equipment, governmental regulations, land tenure, land use, regulation concerning the importing and exporting of mineral resources and environmental protection regulations. The exact effect of these factors cannot be accurately predicted, but the combination of these factors may result in us not receiving an adequate return on invested capital to be profitable or viable.

Exploration and production activities are subject to certain environmental regulations, which may prevent or delay the commencement or continuation of our operations.

In general, our exploration and production activities are subject to certain federal, state and local laws and regulations relating to environmental quality and pollution control. Such laws and regulations increase the costs of these activities and may prevent or delay the commencement or continuation of a given operation. Specifically, we may be subject to legislation regarding emissions into the environment, water discharges and storage and disposition of hazardous wastes. In addition, legislation has been enacted which requires well and facility sites to be abandoned and reclaimed to the satisfaction of state authorities. However, such laws and regulations are frequently changed and we are unable to predict the ultimate cost of compliance. Generally, environmental requirements do not appear to affect us any differently or to any greater or lesser extent than other companies in the industry.

Any change to government regulation/administrative practices may have a negative impact on our ability to operate and our profitability.

The business of mineral exploration and development is subject to substantial regulation under various countries’ laws relating to the exploration for, and the development, upgrading, marketing, pricing, taxation, and transportation of mineral resources and related products and other matters. Amendments to current laws and regulations governing operations and activities of mineral exploration and development operations could have a material adverse impact on our business. In addition, there can be no assurance that income tax laws, royalty regulations and government incentive programs related to the properties mineral exploration industry generally will not be changed in a manner which may adversely affect our progress and cause delays, inability to explore and develop or abandonment of these interests.

Permits, leases, licenses, and approvals are required from a variety of regulatory authorities at various stages of exploration and development. There can be no assurance that the various government permits, leases, licenses and approvals sought will be granted in respect of our activities or, if granted, will not be cancelled or will be renewed upon expiry. There is no assurance that such permits, leases, licenses, and approvals will not contain terms and provisions, which may adversely affect our exploration and development activities.

If we are unable to hire and retain key personnel, we may not be able to implement our business plan.

Our success is largely dependent on our ability to hire highly qualified personnel. This is particularly true in highly technical businesses such as resource exploration. These individuals are in high demand and we may not be able to attract the personnel we need. In addition, we may not be able to afford the high salaries and fees demanded by qualified personnel, or may lose such employees after they are hired. Failure to hire key personnel when needed, or on acceptable terms, would have a significant negative effect on our business.

Our independent certified public accounting firm, in their report on the audited financial statements for the year ended June 30, 2012, states that there is a substantial doubt that we will be able to continue as a going concern.

As of June 30, 2012, we have experienced significant losses since inception. Failure to arrange adequate financing on acceptable terms and to achieve profitability would have an adverse effect on our financial position, results of operations, cash flows and prospects. Accordingly, there is substantial doubt that we will be able to continue as a going concern.

Risks relating to the industry in general

Planned exploration, and if warranted, development and mining activities involve a high degree of risk.

We cannot assure you of the success of our planned operations. Exploration costs are not fixed, and resources cannot be reliably identified until substantial development has taken place, which entails high exploration and development costs. The costs of mining, processing, development and exploitation activities are subject to numerous variables, which could result in substantial cost overruns. Mining for base or precious metals may involve unprofitable efforts, not only from dry properties, but from properties that are productive but do not produce sufficient net revenues to return a profit after accounting for mining, operating and other costs.

Our operations may be curtailed, delayed or cancelled as a result of numerous factors, many of which are beyond our control, including economic conditions, mechanical problems, title problems, weather conditions, compliance with governmental requirements and shortages or delays of equipment and services.

We do not insure against all risks associated with our business because insurance is either unavailable or its cost of coverage is prohibitive. The occurrence of an event that is not covered by insurance could have a material adverse effect on our financial condition.

The impact of government regulation could adversely affect our business.

Our business is subject to applicable domestic and foreign laws and regulations, including laws and regulations on taxation, exploration, and environmental and safety matters. Many laws and regulations govern the spacing of mines, rates of production, prevention of waste and other matters. These laws and regulations may increase the costs and timing of planning, designing, drilling, installing, operating and abandoning our mines and other facilities. In addition, our operations are subject to complex environmental laws and regulations adopted by domestic and foreign jurisdictions where we operate. We could incur liability to governments or third parties for any unlawful discharge of pollutants into the air, soil or water, including responsibility for remedial costs.

The submission and approval of environmental impact assessments may be required.

Environmental legislation is evolving in a manner which means stricter standards; enforcement, fines and penalties for noncompliance are more stringent. Environmental assessments of proposed projects carry a heightened degree of responsibility for companies and directors, officers and employees. The cost of compliance with changes in governmental regulations has a potential to reduce the profitability of operations.

Because the requirements imposed by these laws and regulations frequently change, we cannot assure you that laws and regulations enacted in the future, including changes to existing laws and regulations, will not adversely affect our business.

Decline in mineral prices may make it commercially infeasible for us to develop our property and may cause our stock price to decline.

The value and price of your investment in our common shares, our financial results, and our exploration, development and mining activities may be significantly adversely affected by declines in the price of minerals and other precious metals. Mineral prices fluctuate widely and are affected by numerous factors beyond our control, such as interest rates, exchange rates, inflation or deflation, fluctuation in the value of the United States dollar and foreign currencies, global and regional supply and demand, and the political and economic conditions of mineral-producing countries throughout the world. The price of minerals fluctuates in response to many factors, which are beyond anyone’s prediction abilities. The prices used in making the estimates in our plans differ from daily prices quoted in the news media. Because mining occurs over a number of years, it may be prudent to continue mining for some periods during which cash flows are temporarily negative for a variety of reasons. Such reasons include a belief that the low price is temporary, and/or the expense incurred is greater when permanently closing a mine.

We may not have access to all of the supplies and materials we need to begin exploration, which could cause us to delay or suspend operations.

Competition and unforeseen limited sources of supplies in the industry could result in occasional spot shortages of supplies such as dynamite as well as certain equipment like bulldozers and excavators that we might need to conduct exploration. If we cannot obtain the necessary supplies, we will have to suspend our exploration plans until we do obtain such supplies.

Risks Associated with Our Common Stock

Trading on the OTC Bulletin Board may be volatile and sporadic, which could depress the market price of our common stock and make it difficult for our stockholders to resell their shares.

Our common stock is quoted on the OTC Bulletin Board service of the Financial Industry Regulatory Authority. Trading in stock quoted on the OTC Bulletin Board is often thin and characterized by wide fluctuations in trading prices, due to many factors that may have little to do with our operations or business prospects. This volatility could depress the market price of our common stock for reasons unrelated to operating performance. Moreover, the OTC Bulletin Board is not a stock exchange, and trading of securities on the OTC Bulletin Board is often more sporadic than the trading of securities listed on a quotation system like NASDAQ or a stock exchange like NYSE or Amex. Accordingly, shareholders may have difficulty reselling any of the shares.

Penny stock rules will limit the ability of our stockholders to sell their stock.

The Securities and Exchange Commission has adopted regulations which generally define “penny stock” to be any equity security that has a market price (as defined) less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. Our securities are covered by the penny stock rules, which impose additional sales practice requirements on broker-dealers who sell to persons other than established customers and “accredited investors.” The term “accredited investor” refers generally to institutions with assets in excess of $5,000,000 or individuals with a net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouse. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document in a form prepared by the Securities and Exchange Commission, which provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer’s account. The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer’s confirmation. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from these rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for the stock that is subject to these penny stock rules. Consequently, these penny stock rules may affect the ability of broker-dealers to trade our securities. We believe that the penny stock rules discourage investor interest in and limit the marketability of our common stock.

The Financial Industry Regulatory Authority, or FINRA, has adopted sales practice requirements which may also limit a shareholder's ability to buy and sell our stock.

In addition to the penny stock rules described above, FINRA has adopted rules that require that, in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative, low-priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer's financial status, tax status, investment objectives and other information. Under interpretations of these rules, FINRA believes that there is a high probability that speculative, low-priced securities will not be suitable for at least some customers. FINRA requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may limit your ability to buy and sell our stock and have an adverse effect on the market for its shares.

We do not intend to pay dividends and there will thus be fewer ways in which you are able to make a gain on your investment.

We have never paid dividends and do not intend to pay any dividends for the foreseeable future. To the extent that we may require additional funding currently not provided for in our financing plan, our funding sources may prohibit the declaration of dividends. Because we do not intend to pay dividends, any gain on your investment will need to result from an appreciation in the price of our common stock. There will therefore be fewer ways in which you are able to make a gain on your investment.

Because the SEC imposes additional sales practice requirements on brokers who deal in shares of penny stocks, some brokers may be unwilling to trade our securities. This means that you may have difficulty reselling your shares, which may cause the value of your investment to decline.

Our shares are classified as penny stocks and are covered by Section 15(g) of the Securities Exchange Act of 1934 (the “Exchange Act”) which imposes additional sales practice requirements on brokers-dealers who sell our securities in this offering or in the aftermarket. For sales of our securities, broker-dealers must make a special suitability determination and receive a written agreement from you prior to making a sale on your behalf. Because of the imposition of the foregoing additional sales practices, it is possible that broker-dealers will not want to make a market in our common stock. This could prevent you from reselling your shares and may cause the value of your investment to decline.

Other Risks

Trends, Risks and Uncertainties

We have sought to identify what we believe to be the most significant risks to our business, but we cannot predict whether, or to what extent, any of such risks may be realized nor can we guarantee that we have identified all possible risks that might arise. Investors should carefully consider all of such risk factors before making an investment decision with respect to our common stock.

INFORMATION ABOUT THE OFFERING

The selling stockholders identified in this reoffer prospectus may offer and sell up to 173,612 shares of our common stock. The selling stockholders may sell all or a portion of the shares being offered pursuant to this reoffer prospectus at fixed prices, at prevailing market prices at the time of sale, at varying prices or at negotiated prices.

There were 38,379,262 shares of our common stock issued and outstanding as at January 25, 2013.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of the up to 173,612 shares of common stock by the selling security holders.

DETERMINATION OF OFFERING PRICE

The selling security holders may sell the shares of common stock issued to them from time to time at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions.

DILUTION

Because any selling security holders who offer and sell shares of common stock covered by this reoffer prospectus may do so at various times, at prices and at terms then prevailing or at prices related to the then-current market price, or in negotiated transactions, we have not included in this reoffer prospectus information about the dilution, if any, to the public arising out of these sales.

SELLING SECURITY HOLDERS

The following table identifies the selling security holders and indicates (i) the nature of any material relationship that such selling security holder has had with us for the past three years, (ii) the number of shares held by the selling security holders, (iii) the amount to be offered for each selling security holder's account, and (iv) the number of shares and percentage of outstanding shares of the shares of common stock in our capital to be owned by each selling security holder after the sale of the shares offered by them pursuant to this offering. The selling security holders are not obligated to sell the shares offered in this reoffer prospectus and may choose not to sell any of the shares or only a part of the shares that they receive. Securities and Exchange Commission rules require that we assume that the selling security holders exercise all of their options and sell all of the shares offered with this reoffer prospectus.

Under the Securities Exchange Act of 1934, any person engaged in a distribution of the shares offered by this reoffer prospectus may not simultaneously engage in market making activities with respect to our shares of common stock during the applicable "cooling off" periods prior to the commencement of such distribution. In addition, and without limiting the foregoing, the selling security holders will be subject to applicable provisions of the Securities Exchange Act of 1934 and the rules and regulations thereunder, which provisions may limit the timing of purchases and sales of the shares by the selling security holders.

Selling Security Holder	Number of Shares Beneficially Owned(1)	Number of Shares Subject to Options(2)	Shares Being Registered	Percentage of Shares Beneficially Owned(3)
				Before Offering(4)	After Offering(5)
Robert Eldredge	173,612	Nil	173,612	*	Nil

*	Less than 1%

(1)

Represents shares of our common stock beneficially owned by the named selling stockholder. This figure includes shares underlying the options held by the named selling stockholder that may be exercisable as of, or within 60 days after the date of, this reoffer prospectus, but does not include any shares underlying those options that cannot be exercised within that period.

(2)	Represents shares of our common stock underlying options granted to the named selling stockholder, whether or not exercisable as of, or within 60 days of, the date of this reoffer prospectus.

(3)	Based on 38,379,262 shares of our common stock outstanding as of January 25, 2013.

(4)

Represents shares of our common stock held by the named selling stockholder and shares of our common stock underlying options granted to the named selling stockholder that may be exercisable as of, or within 60 days of, the date of this reoffer prospectus.

(5)	Represents shares of our common stock held by the selling stockholder assuming all of the shares underlying the options granted to the named selling stockholder are sold.

The information provided in the table above with respect to the selling security holders has been obtained from each of the selling security holders. Because the selling security holders may sell all or some portion of the shares of common stock beneficially owned by them, only an estimate (assuming the selling security holders sell all of the shares offered hereby) can be given as to the number of shares of common stock that will be beneficially owned by each selling security holder after this offering. In addition, the selling security holders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time or from time to time since the date on which he provided the information regarding the shares of common stock beneficially owned by them, all or a portion of the shares of common stock beneficially owned by them in transactions exempt from the registration requirements of the Securities Act of 1933.

PLAN OF DISTRIBUTION

The selling security holders may, from time to time, sell all or a portion of their shares of our common stock on any market upon which the common stock may be quoted (currently the OTC Bulletin Board), in privately negotiated transactions or otherwise. Such sales may be at fixed prices prevailing at the time of sale, at prices related to the market prices or at negotiated prices. The shares of common stock being offered by this reoffer prospectus may be sold by the selling security holders by one or more of the following methods, without limitation:

(a) block trades in which the broker or dealer so engaged will attempt to sell the shares of common stock as agent but may position and resell a portion of the block as principal to facilitate the transaction;

(b)purchases by broker or dealer as principal and resale by the broker or dealer for its account pursuant to this reoffer prospectus;

(c) an exchange distribution in accordance with the rules of the applicable exchange;

(d) ordinary brokerage transactions and transactions in which the broker solicits purchasers;

(e) privately negotiated transactions;

(f) market sales (both long and short to the extent permitted under the federal securities laws);

(g) at the market to or through market makers or into an existing market for the shares;

(h) through transactions in options, swaps or other derivatives (whether exchange listed or otherwise); and

(i) a combination of any of the aforementioned methods of sale.

In effecting sales, brokers and dealers engaged by the selling security holders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions or discounts from a selling security holder or, if any of the broker-dealers act as an agent for the purchaser of such shares, from the purchaser in amounts to be negotiated which are not expected to exceed those customary in the types of transactions involved. Broker-dealers may agree with a selling security holder to sell a specified number of the shares of common stock at a stipulated price per share. Such an agreement may also require the broker-dealer to purchase as principal any unsold shares of common stock at the price required to fulfill the broker-dealer commitment to the selling security holders if such broker-dealer is unable to sell the shares on behalf of the selling security holder. Broker-dealers who acquire shares of common stock as principal may thereafter resell the shares of common stock from time to time in transactions which may involve block transactions and sales to and through other broker-dealers, including transactions of the nature described above. Such sales by a broker-dealer could be at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions. In connection with such resales, the broker-dealer may pay to or receive from the purchasers of the shares commissions as described above.

The selling security holders and any broker-dealers or agents that participate with the selling security holders in the sale of the shares of common stock may be deemed to be "underwriters" within the meaning of the Securities Act of 1933 in connection with these sales. In that event, any commissions received by the broker-dealers or agents and any profit on the resale of the shares of common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act of 1933.

From time to time, the selling security holders may pledge their shares of common stock pursuant to the margin provisions of their customer agreements with their respective brokers. Upon a default by a selling security holder, the broker may offer and sell the pledged shares of common stock from time to time. Upon a sale of the shares of common stock, the selling security holder intends to comply with the prospectus delivery requirements under the Securities Act of 1933 by delivering a prospectus to each purchaser in the transaction. We intend to file any amendments or other necessary documents in compliance with the Securities Act of 1933 which may be required in the event the selling security holder defaults under any customer agreement with brokers.

To the extent required under the Securities Act of 1933, a post-effective amendment to this registration statement will be filed, disclosing the name of any broker-dealers, the number of shares of common stock involved, the price at which the common stock is to be sold, the commission paid or discounts or concessions allowed to such broker-dealers, where applicable.

We and the selling security holders will be subject to applicable provisions of the Securities Exchange Act of 1934 and the rules and regulations under it, including, without limitation, Rule 10b-5 and, insofar as the selling security holders are a distribution participant and we, under certain circumstances, may be a distribution participant, under Regulation M. All of the foregoing may affect the marketability of the common stock.

All expenses of the registration statement including, but not limited to, legal, accounting, printing and mailing fees are and will be borne by us. Any commissions, discounts or other fees payable to brokers or dealers in connection with any sale of the shares of common stock will be borne by the selling security holder, the purchasers participating in such transaction, or both.

Any shares of common stock covered by this reoffer prospectus which qualify for sale pursuant to Rule 144 under the Securities Act of 1933 may be sold under Rule 144 rather than pursuant to this reoffer prospectus.

INTERESTS OF NAMED EXPERTS AND COUNSEL

The financial statements for the years ended June 30, 2012 and June 30, 2011 incorporated by reference in this reoffer prospectus have been audited by Anderson Bradshaw PLLC, to the extent and for the period set forth in their report, incorporated herein by reference, and is incorporated herein in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

LEGAL MATTERS

The validity of the common shares offered by this reoffer prospectus will be passed upon for us and the selling stockholders by Macdonald Tuskey, Corporate & Securities Lawyers of Vancouver, British Columbia, Canada.

MATERIAL CHANGES

There have been no material changes to the affairs of our company since the filing of our Form 10-Q on September 30, 2012, which have not previously been described in a report on Form 8-K.

INCORPORATION OF DOCUMENTS BY REFERENCE

See Part II, Item 3 on page 19 hereof for a list of documents filed by our company with the United States Securities and Exchange Commission, which are incorporated herein by this reference.

You should only rely on the information incorporated by reference or provided in this reoffer prospectus or any supplement. We have not authorized anyone else to provide you with different information. The common stock is not being offered in any state where the offer is not permitted. You should not assume that the information in this reoffer prospectus or any supplement is accurate as of any date other than the date on the front of this reoffer prospectus.

We file Form 8-K reports and other information with the Securities and Exchange Commission as is required by the Securities Exchange Act of 1934. You may read and copy any reports, statements or other information we have filed at the Securities and Exchange Commission's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the Securities and Exchange Commission at 1-800-732-0330 or 202-551-8090 for further information on the Public Reference Rooms. Our filings are also available on the Internet at the Securities and Exchange Commission's website at http:\\www.sec.gov.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling our business pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The SEC allows us to "incorporate by reference" information into this registration statement, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this registration statement, except for any information superseded by information in this registration statement.

The following documents filed by our company with the United States Securities and Exchange Commission (the "SEC") are incorporated herein by reference:

1.

The description of our company's common stock contained in our registration statement on Form S-1 (SEC file number 333-182415), filed with the Securities and Exchange Commission on June 28, 2012, including all amendments and reports for the purpose of updating such description;

2.	Our latest Annual Report on Form 10-K filed on September 27, 2012;

3.	Our Current Reports on Form 8-K filed on October 10, 2012 and October 29, 2012; and

4.	Our latest Quarterly Report on Form 10-Q filed on November 14, 2012.

In addition to the foregoing, all documents that we subsequently file pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment indicating that all of the securities offered pursuant to this registration statement have been sold or deregistering all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents. Any statement contained in a document incorporated by reference in this registration statement shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained in this registration statement or in any subsequently filed document that is also incorporated by reference in this registration statement modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

You may read and copy any reports, statements or other information we have filed at the SEC's Public Reference Room at 100 F Street North East, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Rooms. Our filings are also available on the Internet at the SEC's website at http://www.sec.gov.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Nevada corporation law provides that:

  a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful;

  a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys' fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper; and

  to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding, or in defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense.

We may make any discretionary indemnification only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made:

  by our board of directors by a majority vote of a quorum consisting of directors who are not parties to such action, suit or proceeding;

  if such a quorum is not obtainable, by a majority vote of the directors who were not parties to such action, suit or proceeding;

  by independent legal counsel (selected by one or more of our directors, whether or not a quorum and whether or not disinterested) in a written opinion; or

  by our shareholders.

Item 7. Exemption from Registration Claimed.

Not Applicable.

Item 8. Exhibits.

Exhibit
Number	Description

4.1	2013 Stock Plan

4.2	Form of Stock Option Agreement

5.1	Opinion of Macdonald Tuskey

23.1	Consent of Macdonald Tuskey (included in Exhibit 5)

23.2	Consent of Anderson Bradshaw PLLC

24	Power of Attorney (included in signature page)

Item 9. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

PROVIDED, HOWEVER, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Phoenix, Arizona, on January 25, 2013

LITHIUM EXPLORATION GROUP, INC.

/s/ Alexander Walsh
By: Alexander Walsh
President, Secretary, Treasurer and Director
(Principal Executive Officer)

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person who signature appears below constitutes and appoints Hugh Aird as his true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or any of them, or of their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates stated.

SIGNATURES

/s/ Alexander Walsh	/s/ Brian A. Kleinlein
By: Alexander Walsh	By: Brian A. Kleinlein
President, Secretary, Treasurer and Director	Chief Financial Officer
(Principal Executive Officer)	(Principal Financial and Accounting Officer)
January 25, 2013	January 25, 2013

/s/ Brandon Colker	/s/ Jonathan Jazwinski
Brandon Colker	Jonathan Jazwinski
Director	Director
January 25, 2013	January 25, 2013